Exhibit 99.1

NEWS RELEASE

Gray Reports Record Operating Results

Atlanta, Georgia – February 27, 2018. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announces record results of operations for the fourth quarter and full year ended December 31, 2017, including record revenue and net income.

Gray’s Chairman and Chief Executive Officer Hilton Howell declared, “We are extremely pleased by all that we have accomplished in 2017 and look forward to an even more successful 2018.” In particular, several important measures of performance stood out:

●	our total revenue for the year ended December 31, 2017 was a new record, increasing by approximately $70.3 million, or 9%, to $882.7 million compared to 2016;

●

our combined local and national advertising revenue increased by approximately $20.9 million, or 16%, in the fourth quarter of 2017 compared to the fourth quarter of 2016. For all of 2017, our combined local and national advertising revenue increased $68.4 million, or 14%, compared to 2016;

●	our fourth quarter of 2017 political advertising revenue was $7.5 million, significantly exceeding our guidance;

●	our fourth quarter of 2017 broadcast operating expense was $150.7 million and was near the low end of our guidance;

●	our fourth quarter of 2017 corporate and administrative expense was $7.1 million, which was below our guidance;

●	our fully diluted net income per share for the fourth quarter and year ended December 31, 2017 was $2.13 and $3.55, respectively;

●	as of December 31, 2017, our Total Leverage Ratio, Net of all Cash (as defined below) improved to 4.16 times, on a trailing eight-quarter basis and our cash balance increased to $462.4 million;

●

our net income of $165.6 million for the fourth quarter of 2017 was our highest net income for any fourth quarter in our history. Our Broadcast Cash Flow was $85.9 million for the fourth quarter of 2017. Our Free Cash Flow was $40.4 million for the fourth quarter of 2017;

●	included in our net income for the fourth quarter of 2017 was a net income tax benefit of $134.4 million, resulting primarily from the enactment of the Tax Cuts and Jobs Act of 2017 (the “TCJA”); and

●

in December 2017, we completed an underwritten public offering of 17.25 million shares of our common stock at a price to the public of $14.50 per share. The net proceeds of the offering, after discounts and expenses, were approximately $238.9 million.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Selected Operating Data on As-Reported Basis (unaudited):

	Three Months Ended December 31,
	2017	2016	% Change 2017 to 2016	2015	% Change 2017 to 2015
	(dollars in thousands)
Revenue (less agency commissions):
Total	$233,609	$237,619	(2)%	$169,487	38%
Political	$7,464	$48,519	(85)%	$9,213	(19)%

Operating expenses (1):
Broadcast	$150,670	$128,511	17%	$101,969	48%
Corporate and administrative	$7,105	$8,922	(20)%	$11,030	(36)%

Net income	$165,570	$35,834	362%	$14,987	1005%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$85,864	$109,469	(22)%	$67,849	27%
Broadcast Cash Flow Less
Cash Corporate Expenses	$79,938	$101,515	(21)%	$57,609	39%
Free Cash Flow	$40,383	$68,486	(41)%	$28,996	39%

	Year Ended December 31,
	2017	2016	% Change 2017 to 2016	2015	% Change 2017 to 2015
	(dollars in thousands)
Revenue (less agency commissions):
Total	$882,728	$812,465	9%	$597,356	48%
Political	$16,498	$90,095	(82)%	$17,163	(4)%

Operating expenses (1):
Broadcast	$557,116	$475,131	17%	$374,182	49%
Corporate and administrative	$31,541	$40,347	(22)%	$34,343	(8)%

Net income	$261,952	$62,273	321%	$39,301	567%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$329,503	$338,801	(3)%	$224,484	47%
Broadcast Cash Flow Less
Cash Corporate Expenses	$302,369	$302,332	0%	$193,261	56%
Free Cash Flow	$171,005	$148,126	15%	$93,984	82%

(1) Excludes depreciation, amortization, and loss (gain) on disposal of assets.
(2) Non-GAAP terms and related reconciliations to net income are included below.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 2 of 19

Selected Operating Data on Combined Historical Basis (unaudited):

	Three Months Ended December 31,
	2017	2016	% Change 2017 to 2016	2015	% Change 2017 to 2015
	(dollars in thousands)
Revenue (less agency commissions):
Total	$233,609	$275,529	(15)%	$224,708	4%
Political	$7,464	$63,369	(88)%	$12,088	(38)%

Operating expenses (1):
Broadcast	$150,670	$146,465	3%	$138,817	9%
Corporate and administrative	$7,105	$8,922	(20)%	$11,030	(36)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$85,831	$129,968	(34)%	$91,501	(6)%
Broadcast Cash Flow Less
Cash Corporate Expenses	$79,905	$122,014	(35)%	$81,261	(2)%
Operating Cash Flow as Defined in our Senior Credit Agreement	$77,384	$122,758	(37)%	$81,794	(5)%
Free Cash Flow	$40,453	$87,872	(54)%	$50,089	(19)%

	Year Ended December 31,
	2017	2016	% Change 2017 to 2016	2015	% Change 2017 to 2015
	(dollars in thousands)
Revenue (less agency commissions):
Total	$895,081	$946,001	(5)%	$821,599	9%
Political	$16,539	$117,538	(86)%	$21,934	(25)%

Operating expenses (1):
Broadcast	$570,131	$553,118	3%	$524,285	9%
Corporate and administrative	$31,541	$40,347	(22)%	$34,343	(8)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$331,874	$400,877	(17)%	$325,963	2%
Broadcast Cash Flow Less
Cash Corporate Expenses	$304,740	$364,408	(16)%	$294,740	3%
Operating Cash Flow as Defined in our Senior Credit Agreement	$302,257	$369,967	(18)%	$300,014	1%
Free Cash Flow	$173,772	$213,526	(19)%	$173,748	0%

(1) Excludes depreciation, amortization, and loss (gain) on disposal of assets.
(2) Non-GAAP terms and related reconciliations to net income are included below.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 3 of 19

Results of Operations for the Fourth Quarter of 2017 on As-Reported Basis:

Revenue (Less Agency Commissions).

The table below presents our revenue (less agency commissions) by type for the fourth quarter of 2017 and 2016 (dollars in thousands):

	Three Months Ended December 31,
	2017		2016		Amount	Percent
		Percent		Percent	Increase	Increase
	Amount	of Total	Amount	of Total	(Decrease)	(Decrease)
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$120,714	51.7%	$107,083	45.1%	$13,631	13%
National	31,995	13.7%	24,776	10.4%	7,219	29%
Political	7,464	3.2%	48,519	20.4%	(41,055)	(85)%
Retransmission consent	69,509	29.8%	51,965	21.9%	17,544	34%
Other	3,927	1.6%	5,276	2.2%	(1,349)	(26)%
Total	$233,609	100.0%	$237,619	100.0%	$(4,010)	(2)%

The 2017 Acquisitions and 2016 Acquisitions (each as defined below) collectively accounted for approximately $64.4 million of our total revenue in the fourth quarter of 2017, and the 2016 Acquisitions accounted for approximately $42.5 million of our total revenue in the fourth quarter of 2016.

Excluding the revenue contributed by the 2017 Acquisitions and 2016 Acquisitions, our total revenue decreased by $25.8 million in the fourth quarter of 2017 as compared to the fourth quarter of 2016. This was primarily the result of a decrease in political advertising revenue of approximately $34.5 million due to 2017 being the “off-year” of the two-year election cycle. This decrease was partially offset by increases in national advertising revenue of $1.8 million and retransmission consent revenue of approximately $7.9 million, primarily due to higher retransmission consent rates.

Broadcast Operating Expenses.

Broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $22.2 million, or 17%, to $150.7 million for the fourth quarter of 2017 compared to the fourth quarter of 2016. The 2017 Acquisitions and 2016 Acquisitions collectively accounted for approximately $40.5 million of our broadcast operating expenses in the fourth quarter of 2017, and the 2016 Acquisitions accounted for approximately $22.0 million of our broadcast operating expenses in the fourth quarter of 2016. Including the impact of the 2017 Acquisitions and 2016 Acquisitions, total retransmission expense increased $9.3 million, or 35%, to $35.6 million in the fourth quarter of 2017 compared to the fourth quarter of 2016, consistent with increases in retransmission consent revenue.

Excluding the impact of the 2017 Acquisitions and 2016 Acquisitions, in the fourth quarter of 2017:

•

Total non-compensation expenses increased $1.8 million, or 3%, primarily due to retransmission expense (reverse network compensation) increases of $3.6 million, partially offset by decreases in professional fees of $1.2 million.

•	Total compensation expenses increased $1.8 million, or 3%. Non-cash share-based compensation expenses were $2.8 million and $0.3 million in the fourth quarters of 2017 and 2016, respectively.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 4 of 19

Corporate and Administrative Operating Expenses.

Corporate and administrative expenses (before depreciation, amortization and gain or loss on disposal of assets) decreased $1.8 million, or 20%, to $7.1 million in the fourth quarter of 2017 as compared to the fourth quarter of 2016. This decrease reflects the following:

•

Non-compensation expenses decreased $1.0 million, or 24%, in the fourth quarter of 2017 due primarily to decreases of $0.7 million in legal and other professional fees related to the acquisitions completed in 2017 compared to those completed in 2016.

•

Compensation expenses decreased $0.8 million, or 17%, in the fourth quarter of 2017 due primarily to decreases in incentive compensation. Non-cash share-based compensation expenses were $1.2 million in the fourth quarter of 2017 compared to $1.0 million in the fourth quarter of 2016.

Taxes.

During the fourth quarter of 2017, we made aggregate federal and state income tax payments of $0.8 million. We did not make any federal or state income tax payments in the fourth quarter of 2016. The TCJA, that was signed into law on December 22, 2017, reduced the value of our deferred tax liabilities, with a credit to earnings for a reduction of those liabilities. Accordingly, we recorded a tax benefit of $134.4 million in the fourth quarter of 2017, compared to a tax expense of $24.3 million in the fourth quarter of 2016. In addition, the TCJA is expected to materially affect our income tax obligations in 2018 and subsequent years. Among other things, the new law should result in a positive effect on our net earnings and earnings per share. It will also limit or eliminate certain deductions, to which we have been entitled in past years, likely increasing our federal and state income tax payment obligations beginning in 2018.

Results of Operations for the Fourth Quarter of 2017 on Combined Historical Basis:

Revenue (Less Agency Commissions).

On a Combined Historical Basis, total revenue decreased $41.9 million, or 15%, to $233.6 million in the fourth quarter of 2017 as compared to the fourth quarter of 2016. The changes in Combined Historical Basis revenue were approximately as follows:

•	Local advertising revenue (including internet/digital/mobile) was unchanged.

•	National advertising revenue increased $2.5 million, or 8%, to $32.0 million.

•	Political advertising revenue decreased $55.9 million, or 88%, to $7.5 million.

•	Retransmission consent revenue increased $11.5 million, or 20%, to $69.5 million.

•	Other revenue increased $0.1 million, or 2%, to $3.9 million.

Broadcast Operating Expenses.

On a Combined Historical Basis, broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $4.2 million, or 3%, to $150.7 million in the fourth quarter of 2017 as compared to the fourth quarter of 2016. The net increase was primarily the result of:

•	Retransmission expense (reverse network compensation) increased $6.0 million, or 20%, to $35.6 million, consistent with increases in retransmission consent revenue.

•	Compensation expense decreased by approximately $0.5 million, or 1%, to $76.9 million.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 5 of 19

Results of Operations for the Year Ended December 31, 2017 on As-Reported Basis:

Revenue (Less Agency Commissions).

The table below presents our revenue (less agency commissions) by type for the years ended December 31, 2017 and 2016, respectively (dollars in thousands):

	Year Ended December 31,
	2017		2016		Amount	Percent
		Percent		Percent	Increase	Increase
	Amount	of Total	Amount	of Total	(Decrease)	(Decrease)
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$451,261	51.1%	$403,336	49.6%	$47,925	12%
National	118,817	13.5%	98,351	12.1%	20,466	21%
Political	16,498	1.9%	90,095	11.1%	(73,597)	(82)%
Retransmission consent	276,603	31.3%	200,879	24.7%	75,724	38%
Other	19,549	2.2%	19,804	2.5%	(255)	(1)%
Total	$882,728	100.0%	$812,465	100.0%	$70,263	9%

The 2017 Acquisitions and 2016 Acquisitions collectively accounted for approximately $232.2 million of our total revenue in the year ended December 31, 2017, and the 2016 Acquisitions accounted for approximately $130.4 million of our total revenue in the year ended December 31, 2016.

Excluding the revenue contributed by the 2017 Acquisitions and 2016 Acquisitions, our total revenue decreased by $31.6 million. This was primarily the result of a decrease in political advertising revenue of approximately $63.4 million, due to 2017 being the “off-year” of the two-year election cycle. This decrease was partially offset by an increase in retransmission consent revenue of approximately $36.8 million primarily due to higher retransmission consent rates.

Broadcast Operating Expenses.

Broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $82.0 million, or 17%, to $557.1 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. The 2017 Acquisitions and 2016 Acquisitions collectively accounted for approximately $135.6 million of our broadcast operating expenses in the year ended December 31, 2017, and the 2016 Acquisitions accounted for approximately $74.6 million of our broadcast operating expenses for the year ended December 31, 2016. Including the impact of the 2017 Acquisitions and 2016 Acquisitions, total retransmission expense increased $38.7 million, or 40%, to $136.3 million in the year ended December 31, 2017 compared to the year ended December 31, 2016, consistent with increases in retransmission consent revenue.

Excluding the impact of the 2017 Acquisitions and the 2016 Acquisitions, in the year ended December 31, 2017:

●

Non-compensation expenses increased by $20.3 million, or 9%, primarily due to retransmission expense (reverse network compensation) increases of $19.3 million and professional fee increases of $2.7 million.

•	Compensation expenses increased $0.7 million, or less than 1%.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 6 of 19

Corporate and Administrative Operating Expenses.

Corporate and administrative expenses (before depreciation, amortization and gain or loss on disposal of assets) decreased $8.8 million, or 22%, to $31.5 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. This decrease reflects in part the following:

•

Non-compensation expense decreased $7.3 million, or 31%, due primarily to decreases of $8.5 million of legal and other professional fees related to the acquisitions completed in 2017 compared to those completed in 2016.

•

Compensation expenses decreased $1.5 million, or 9%, primarily as a result of decreases in incentive compensation. Non-cash share-based compensation expenses were $4.4 million in the year ended December 31, 2017 compared to $3.9 million in the year ended December 31, 2016.

Gain or Loss on Disposal of Assets, net.

We recorded a gain on disposal of assets of $74.2 million in the year ended December 31, 2017 and a loss on disposal of assets of $0.3 million in the year ended December 31, 2016. On May 30, 2017, we tendered two of our broadcast licenses and made other modifications to our broadcast spectrum related to our participation in the FCC’s reverse auction for broadcast spectrum. Proceeds from this auction, which we received on August 7, 2017, were $90.8 million while the combined cost of the assets disposed of was $13.1 million. Due to planning in connection with this transaction and our recently completed acquisitions, we have been able to defer any related income tax obligations on a long-term basis.

Loss from Early Extinguishment of Debt.

In the year ended December 31, 2017, we recorded a loss from early extinguishment of debt of approximately $2.9 million, or approximately $1.7 million after tax, related to the amendment and restatement of our senior credit facility. In the year ended December 31, 2016, we recorded a loss from early extinguishment of debt of approximately $32.0 million, or approximately $19.5 million after tax, related to the tender offer and redemption of our 7½% senior notes due 2020.

Taxes.

During the year ended December 31, 2017, we made aggregate federal and state income tax payments totaling $2.0 million compared to $14.6 million for the year ended December 31, 2016. Primarily as a result of the enactment of the TCJA, in the year ended December 31, 2017 we recorded a tax benefit of $68.7 million, compared a tax provision of $43.4 million in the year ended December 31, 2016.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 7 of 19

Results of Operations for the Year Ended December 31, 2017 on Combined Historical Basis:

Revenue (Less Agency Commissions).

On a Combined Historical Basis, revenue decreased $50.9 million, or 5%, to $895.1 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. The changes in Combined Historical Basis revenue were approximately as follows:

•	Local advertising revenue (including internet/digital/mobile) decreased $6.0 million, or 1%, to $459.6 million.

•	National advertising revenue increased $2.6 million, or 2%, to $122.1 million.

•	Political advertising revenue decreased $101.0 million, or 86%, to $16.5 million.

•	Retransmission consent revenue increased $53.3 million, or 24%, to $279.8 million.

•	Other revenue increased $0.1 million, or less than 1%, to $17.1 million.

Local and national advertising revenue decreased $3.4 million, or 1%, in part, as a result of the impact of the broadcast of the 2017 Super Bowl on our FOX-affiliated stations generating approximately $0.6 million of local and national advertising revenue, compared to $2.1 million that we earned from the broadcast of the 2016 Super Bowl on our CBS-affiliated stations, and the lack of revenue from Olympic Games in 2017 compared with $8.2 million of revenue from the Olympic Games in 2016.

Broadcast Operating Expenses.

On a Combined Historical Basis, broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $17.0 million, or 3%, to $570.1 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. This increase reflects, in part:

•	Retransmission expense (reverse network compensation) increased $26.9 million, or 24%, to $138.8 million, consistent with increases in retransmission consent revenue.

•	Syndicated programming and licensing expenses decreased approximately $1.7 million, or 7%, to $22.3 million.

•	Compensation expense decreased approximately $4.7 million, or 2%, to $284.4 million.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 8 of 19

Detailed table of operating results on As-Reported Basis:

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for net income per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2017	2016	2017	2016

Revenue (less agency commissions)	$233,609	$237,619	$882,728	$812,465
Operating expenses before depreciation, amortization and (gain) loss on disposal of assets, net:
Broadcast	150,670	128,511	557,116	475,131
Corporate and administrative	7,105	8,922	31,541	40,347
Depreciation	13,418	11,686	51,973	45,923
Amortization of intangible assets	6,388	4,231	25,072	16,596
(Gain) loss on disposal of assets, net	939	395	(74,200)	329
Operating expenses	178,520	153,745	591,502	578,326
Operating income	55,089	83,874	291,226	234,139
Other income (expense):
Miscellaneous income, net	126	35	162	775
Interest expense	(24,070)	(23,766)	(95,259)	(97,236)
Loss from early extinguishment of debt	-	-	(2,851)	(31,987)
Income before income tax	31,145	60,143	193,278	105,691
Income tax (benefit) expense	(134,425)	24,309	(68,674)	43,418
Net income	$165,570	$35,834	$261,952	$62,273

Basic per share information:
Net income	$2.15	$0.50	$3.59	$0.87
Weighted-average shares outstanding	76,869	71,845	73,061	71,848

Diluted per share information:
Net income	$2.13	$0.49	$3.55	$0.86
Weighted-average shares outstanding	77,826	72,889	73,836	72,764

Political advertising revenue (less agency commissions)	$7,464	$48,519	$16,498	$90,095

Revenue related to Olympic broadcasts (less agency commissions)	$-	$-	$-	$8,192

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 9 of 19

Other Financial Data:

	December 31, 2017	December 31, 2016
	(in thousands)

Cash	$462,399	$325,189
Long-term debt including current portion	$1,837,428	$1,756,747
Borrowing availability under our senior credit facility	$100,000	$60,000

	Year Ended December 31,
	2017	2016
	(in thousands)

Net cash provided by operating activities	$180,015	$210,085
Net cash used in investing activities	(349,799)	(479,334)
Net cash provided by financing activities	306,994	497,120
Net increase in cash	$137,210	$227,871

Guidance for the Quarter Ending March 31, 2018:

Based on our current forecasts for the quarter ending March 31, 2018 (the “first quarter of 2018”), we anticipate changes from the quarter ended March 31, 2017 (the “first quarter of 2017”) as outlined below. Our estimates for the first quarter of 2018 include approximately $9.8 million of revenues and $6.8 million of broadcast operating expenses estimated to be contributed by the stations acquired after the first quarter of 2017.

	Low End	% Change	High End	% Change
	Guidance for	From	Guidance for	From	As-Reported
	the First	As-Reported	the First	As-Reported	First
	Quarter of	First Quarter of	Quarter of	First Quarter of	Quarter of
Selected operating data:	2018	2017	2018	2017	2017
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$223,000	10%	$228,000	12%	$203,461

OPERATING EXPENSES:
(before depreciation, amortization and loss (gain) on disposals of assets):
Broadcast	$152,000	14%	$156,000	17%	$133,471
Corporate and administrative	$8,750	14%	$9,500	23%	$7,709

OTHER SELECTED DATA:
Political advertising revenue
(less agency commissions)	$5,000	279%	$5,500	316%	$1,321

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 10 of 19

Comments on First Quarter 2018 Guidance:

We are currently negotiating two large MVPD agreement renewals and, while we cannot assure the outcome of the negotiations, we currently anticipate that the renewals will be retroactive to January 1, 2018.

Revenue.

Based on our current forecasts for the first quarter of 2018, we anticipate changes from the first quarter of 2017 as outlined below:

●	We believe our first quarter of 2018 local advertising revenue (including internet/digital/mobile) will increase by 1% to 2%.

●	We expect our first quarter of 2018 national advertising revenue will change by -3% to +1%.

●	We believe our first quarter of 2018 political advertising revenue will range between approximately $5.0 to $5.5 million, reflecting 2018 being an on-year of the political advertising revenue cycle.

●	We believe our first quarter of 2018 retransmission consent revenue will range between $85 million and $87.5 million, an increase of 26% to 29%.

For the first quarter of 2018, we anticipate our revenue will reflect a $13.2 million incremental increase from the 2017 Acquisitions.

Included in our forecast of local and national advertising revenue above, we anticipate that the revenue from the broadcast of the 2018 Super Bowl on our NBC-affiliated stations will be approximately $2.3 million, compared to $0.6 million that we earned from the broadcast of the 2017 Super Bowl on our FOX-affiliated stations. Our portfolio of NBC-affiliated stations is much larger and these NBC-affiliated stations serve larger television markets than our portfolio of FOX-affiliated stations. In addition, we anticipate that our revenue from the broadcast of the Winter Olympic Games on our NBC-affiliated stations will approximate $5.0 million to $5.8 million; there were no Olympic broadcasts in the first quarter of 2017.

Broadcast Operating Expenses (before depreciation, amortization and loss (gain) on disposal of assets).

For the first quarter of 2018, we anticipate our broadcast operating expenses will reflect a $8.4 million incremental increase from the 2017 Acquisitions, as well as the anticipated increases in payroll and related employee benefits. Included in our first quarter 2018 broadcast operating expenses are network programming fees currently estimated to range between $42.5 million and $43.7 million, compared to $32.3 million in the first quarter of 2017. Non-cash stock based compensation expenses expected to be included in broadcast operating expenses are $1.6 million in the first quarter of 2018 compared to $0.3 million in the first quarter of 2017.

Corporate and Administrative Operating Expenses (before depreciation, amortization and loss (gain) on disposal of assets).

For the first quarter of 2018, we anticipate our corporate and administrative operating expenses will increase to within a range of approximately $8.8 million to $9.5 million, reflecting an anticipated increase from the first quarter of 2017 of approximately $1.1 million to $1.8 million as a result of routine compensation increases and higher legal and other professional fees in 2018 related to potential acquisitions. Non-cash stock based compensation expenses expected to be included in expenses are $1.0 million in the first quarter of 2018, unchanged from the first quarter of 2017.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 11 of 19

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates over 100 television stations across 57 television markets that collectively broadcast over 200 program streams including over 100 channels affiliated with the CBS Network, the NBC Network, the ABC Network and the FOX Network. Our portfolio includes the number-one or number-two ranked television station for both overall audience and news audience in all 57 of our 57 markets, which collectively cover approximately 10.4 percent of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the first quarter of 2018 or other periods, the impact of recently completed transactions, future operating expenses, future income tax payments and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of the date hereof. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2017 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our fourth quarter operating results on February 27, 2018. The call will begin at 11:00 a.m. Eastern Time. The live dial-in number is 1 (800) 946-0716 and the confirmation code is 6165505. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 6165505 until

March 29, 2018.

Gray Contacts

Web site: www.gray.tv

Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 12 of 19

Effects of Acquisitions and Divestitures on Our Results of Operations and Non-GAAP Terms

From October 31, 2013 through December 31, 2017, we completed 23 acquisition transactions and three divestiture transactions. As more fully described in our Form 10-K to be filed with the Securities and Exchange Commission today and in our prior disclosures, these transactions added a net total of 51 television stations in 31 television markets, including 26 new television markets, to our operations.

We refer to the eight stations we acquired (excluding the stations acquired in the Clarksburg Acquisition) during 2017 and the stations we commenced operating under an LMA during that period as the “2017 Acquisitions.” We refer to the 13 stations acquired in 2016, and that we retained in those transactions, as well as the stations in the Clarksburg Acquisition that we commenced operating under an LMA on June 1, 2016, as the “2016 Acquisitions.” During 2015, we completed six acquisitions, which collectively added seven television stations in six markets (four new markets) to our operations, and we refer to those stations as the “2015 Acquisitions.” Unless the context of the following discussion requires otherwise, we refer to the stations acquired in the 2017 Acquisitions, the 2016 Acquisitions and the 2015 Acquisitions, collectively, as the “Acquisitions.”

Due to the significant effect that our acquisitions and divestitures have had on our results of operations, and in order to provide more meaningful period over period comparisons, we present herein certain financial information on a “Combined Historical Basis.” Unless otherwise defined, Combined Historical Basis reflects financial results that have been compiled by adding Gray’s historical revenue and broadcast expenses to the historical revenue and broadcast expenses of the Acquisitions and subtracting the historical revenues and broadcast expenses of divested stations as if they had been acquired or divested, respectively, on January 1, 2015 (the beginning of the earliest period presented) (the “Completed Transactions”).

Combined Historical Basis financial information does not include any adjustments for other events attributable to the Completed Transactions except “Broadcast Cash Flow,” “Broadcast Cash Flow Less Cash Corporate Expenses,” “Operating Cash Flow as Defined in the Senior Credit Agreement” and “Total Leverage Ratio, Net of All Cash” each give effect to expected synergies, and “Free Cash Flow” on a Combined Historical Basis gives effect to the financings and certain expected operating synergies related to the Completed Transactions. “Operating Cash Flow as Defined in the Senior Credit Agreement” and “Total Leverage Ratio, Net of All Cash” on a Combined Historical Basis also reflect the add-back of legal and other professional fees incurred in completing acquisitions. Certain of the Combined Historical Basis financial information has been derived from, and adjusted based on, unaudited, unreviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from the Combined Historical Basis financial information if the Completed Transactions had been completed at the stated date. In addition, the presentation of Combined Historical Basis, “Broadcast Cash Flow,” “Broadcast Cash Flow Less Cash Corporate Expenses,” “Operating Cash Flow as Defined in the Senior Credit Agreement,” “Total Leverage Ratio, Net of All Cash” and “Free Cash Flow,” and the adjustments to such information, including expected synergies resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act.

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Operating Cash Flow as defined in the Senior Credit Agreement, Free Cash Flow and Total Leverage Ratio, Net of All Cash. These non-GAAP amounts are used by us to approximate the amount used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity. These non-GAAP amounts may be provided on an As-Reported Basis as well as a Combined Historical Basis.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 13 of 19

We define Broadcast Cash Flow as net income plus loss from early extinguishment of debt, corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any gain or loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any gain or loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

We define Operating Cash Flow as defined in our Senior Credit Agreement as Combined Historical Basis net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense and pension expenses less any gain or loss on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue and cash contributions to pension plans.

We define Free Cash Flow as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, amortization of deferred financing costs, any income tax expense, non-cash 401(k) expense and pension expense, less any gain or loss on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, contributions to pension plans, amortization of original issue discount on our debt, capital expenditures (net of any insurance proceeds) and the payment of income taxes (net of any refunds received).

Our Total Leverage Ratio, Net of All Cash is the total outstanding principal of our long-term debt and certain other obligations as defined in our Senior Credit Agreement less all cash divided by our average Operating Cash Flow as defined in our Senior Credit Agreement for the preceding eight quarters. This average is calculated by dividing the sum of our Operating Cash Flow as defined in our Senior Credit Agreement for the preceding eight quarters by two.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 14 of 19

Reconciliation on As-Reported Basis, in thousands:

	Three Months Ended
	December 31,
	2017	2016	2015

Net income	$165,570	$35,834	$14,987
Depreciation	13,418	11,686	9,806
Amortization of intangible assets	6,388	4,231	3,267
Non-cash stock based compensation	4,001	1,274	1,009
Loss (gain) on disposal of assets, net	939	395	(482)
Miscellaneous income, net	(126)	(36)	(1)
Interest expense	24,070	23,766	18,649
Income tax (benefit) expense	(134,425)	24,309	10,262
Amortization of program broadcast rights	5,589	4,975	4,123
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	-	8	7
Payments for program broadcast rights	(5,486)	(4,927)	(4,018)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	5,926	7,954	10,240
Broadcast Cash Flow	85,864	109,469	67,849
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	(5,926)	(7,954)	(10,240)
Broadcast Cash Flow Less Cash Corporate Expenses	79,938	101,515	57,609
Pension (income) expense	(124)	45	17
Contributions to pension plans	(2,500)	(10)	(1,505)
Interest expense	(24,070)	(23,766)	(18,649)
Amortization of deferred financing costs	1,158	1,220	798
Net amortization of original issue (premium) discount on senior notes	(152)	(153)	(216)
Purchase of property and equipment	(13,090)	(10,366)	(8,972)
Income taxes received (paid), net of refunds	(777)	1	(86)
Free Cash Flow	$40,383	$68,486	$28,996

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 15 of 19

Reconciliation on As-Reported Basis, in thousands:

	Year Ended
	December 31,
	2017	2016	2015

Net income	$261,952	$62,273	$39,301
Depreciation	51,973	45,923	36,712
Amortization of intangible assets	25,072	16,596	11,982
Non-cash stock based compensation	8,304	5,101	4,020
(Gain) loss on disposal of assets, net	(74,200)	329	80
Miscellaneous income, net	(162)	(775)	(103)
Interest expense	95,259	97,236	74,411
Loss from early extinguishment of debt	2,851	31,987	-
Income tax (benefit) expense	(68,674)	43,418	26,448
Amortization of program broadcast rights	21,033	19,001	14,960
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	16	29	26
Payments for program broadcast rights	(21,055)	(18,786)	(14,576)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	27,134	36,469	31,223
Broadcast Cash Flow	329,503	338,801	224,484
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	(27,134)	(36,469)	(31,223)
Broadcast Cash Flow Less Cash Corporate Expenses	302,369	302,332	193,261
Pension (income) expense	(495)	165	4,207
Contributions to pension plans	(3,124)	(3,048)	(5,421)
Interest expense	(95,259)	(97,236)	(74,411)
Amortization of deferred financing costs	4,624	4,884	3,194
Net amortization of original issue (premium) discount on senior notes	(610)	(779)	(863)
Purchase of property and equipment	(34,516)	(43,604)	(24,222)
Income taxes paid, net of refunds	(1,984)	(14,588)	(1,761)
Free Cash Flow	$171,005	$148,126	$93,984

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 16 of 19

Reconciliation on Combined Historical Basis, in thousands:

	Three Months Ended
	December 31,
	2017	2016	2015

Net income	$165,570	$53,440	$21,288
Depreciation	13,418	12,793	13,352
Amortization of intangible assets	6,388	4,341	5,150
Non-cash stock-based compensation	4,001	1,274	1,009
Loss on disposal of assets, net	939	416	678
Miscellaneous (income) loss, net	(126)	(77)	1,365
Interest expense	24,070	25,588	24,287
Income tax (benefit) expense	(134,425)	23,641	8,744
Amortization of program broadcast rights	5,589	5,351	5,875
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	-	8	7
Payments for program broadcast rights	(5,486)	(5,303)	(5,770)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	5,926	7,954	10,240
Other	(33)	542	5,276
Broadcast Cash Flow	85,831	129,968	91,501
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(5,926)	(7,954)	(10,240)
Broadcast Cash Flow Less Cash Corporate Expenses	79,905	122,014	81,261
Pension (income) expense	(124)	45	17
Contributions to pension plans	(2,500)	(10)	(1,505)
Other	103	709	2,021
Operating Cash Flow as Defined in Senior Credit Facility	77,384	122,758	81,794
Interest expense	(24,070)	(25,588)	(24,287)
Amortization of deferred financing costs	1,158	1,220	798
Net amortization of original issue (premium) discount on senior notes	(152)	(153)	(216)
Purchase of property and equipment	(13,090)	(10,366)	(6,750)
Income taxes received (paid), net of refunds	(777)	1	(1,250)
Free Cash Flow	$40,453	$87,872	$50,089

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 17 of 19

Reconciliation on Combined Historical Basis, in thousands:

	Year Ended
	December 31,
	2017	2016	2015

Net income	$260,133	$105,523	$65,202
Depreciation	52,710	51,829	52,056
Amortization of intangible assets	25,098	17,904	19,261
Non-cash stock-based compensation	8,304	5,101	4,020
(Gain) loss on disposal of assets, net	(74,250)	595	1,736
Miscellaneous (income) expense, net	(171)	119	5,729
Interest expense	95,999	102,354	96,597
Loss from early extinguishment of debt	2,851	31,987	-
Income tax (benefit) expense	(68,960)	42,225	22,391
Amortization of program broadcast rights	21,296	21,349	21,799
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	16	29	26
Payments for program broadcast rights	(21,318)	(21,134)	(21,415)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	27,134	36,469	31,223
Other	3,032	6,527	27,338
Broadcast Cash Flow	331,874	400,877	325,963
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(27,134)	(36,469)	(31,223)
Broadcast Cash Flow Less Cash Corporate Expenses	304,740	364,408	294,740
Pension (income) expense	(495)	165	4,207
Contributions to pension plans	(3,124)	(3,048)	(5,421)
Other	1,136	8,442	6,488
Operating Cash Flow as Defined in Senior Credit Facility	302,257	369,967	300,014
Interest expense	(95,999)	(102,354)	(96,597)
Amortization of deferred financing costs	4,624	4,884	3,194
Net amortization of original issue (premium) discount on senior notes	(610)	(779)	(863)
Purchase of property and equipment	(34,516)	(43,604)	(27,000)
Income taxes paid, net of refunds	(1,984)	(14,588)	(5,000)
Free Cash Flow	$173,772	$213,526	$173,748

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 18 of 19

Reconciliation of Total Leverage Ratio, Net of All Cash, in thousands except for ratio:

Combined Historical Basis Operating Cash Flow	Eight Quarters Ended
as defined in the Senior Credit Agreement:	December 31, 2017

Net income	$365,656
Depreciation	104,539
Amortization of intangible assets	43,002
Non-cash stock-based compensation	13,405
Gain on disposal of assets, net	(73,655)
Miscellaneous income, net	(52)
Interest expense	198,353
Loss from early extinguishment of debt	34,838
Income tax benefit	(26,735)
Amortization of program broadcast rights	42,645
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	45
Payments for program broadcast rights	(42,452)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	63,603
Other	9,559
Broadcast Cash Flow	732,751
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	(63,603)
Broadcast Cash Flow Less Cash Corporate Expenses	669,148
Pension income	(330)
Contributions to pension plans	(6,172)
Other	9,578
Operating Cash Flow as defined in Senior Credit Agreement	$672,224
Operating Cash Flow as defined in Senior Credit Agreement, divided by two	$336,112

December 31, 2017
Adjusted Total Indebtedness:
Long term debt, including current portion	$1,837,427
Capital leases and other debt	739
Total deferred financing costs, net	27,993
Premium on subordinated debt, net	(5,187)
Cash	(462,399)
Adjusted Total Indebtedness, Net of All Cash	$1,398,573
Total Leverage Ratio, Net of All Cash	4.16

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2017	Page 19 of 19